UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 3, 2011

KIT DIGITAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34437	11-3447894
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

26 West 17th Street - 2nd Floor
New York, New York	10011
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  +1 (212) 661-4111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

KIT digital, Inc.

May 3, 2011

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Item 3.02.	Unregistered Sales of Equity Securities.

On May 3, 2011, pursuant to a Securities Purchase Agreement, dated as of April 11, 2011, we acquired all of the outstanding capital stock of ioko365 Limited, a private company incorporated in England and Wales with principal offices in San Diego, California and London, England, for total prospective net consideration of approximately $79.4 million, including future performance-based incentive payments.

ioko provides end-to-end managed cloud-based platform solutions for multi-screen video delivery over connected Internet Protocol (IP) devices to tier-one telecommunication, cable, media and entertainment companies around the world, with a particular focus on North American, Northern European and Australasian markets.

Based on the closing price of our shares of common stock of $11.51 on April 8, 2011, the total gross consideration paid upfront for ioko was approximately $91.4 million, comprised of $74.0 million in cash and 1,509,804 restricted shares of our common stock.  After adjusting for approximately $19.0 million of cash and approximately $9.0 million of additional positive net working capital on ioko's balance sheet at closing, the net upfront consideration paid for ioko was approximately $63.4 million on a debt-free and cash-free basis.

The net upfront consideration of $63.4 million is exclusive of performance-based earn-outs, incentive and personnel retention payments, which are estimated not to exceed $16.0 million over a period of 30 months after closing, payable in restricted shares of our common stock.  Therefore, prospective net consideration over time is expected not to exceed $79.4 million in total.

We expect to assume a small amount of short-term debt in order to finance ioko's accounts receivables.

Prior to the acquisition, neither ioko nor its stockholders had any material relationship or association with us.  The purchase price was determined as a result of arm’s length negotiations between the parties.

We issued the shares of our common stock in the acquisition pursuant to an exemption from registration under Regulation S promulgated under the Securities Act.  The shares of common stock offered in the acquisition have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The foregoing description of the Securities Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(a)            Financial Statements of Businesses Acquired.  In accordance with Item 9.01(a), the financial statements of ioko365 Limited shall be provided not later than July 19, 2011.

(b)            Pro Forma Financial Information.  In accordance with Item 9.01(b), the pro forma financial information shall be provided not later than July 19, 2011.

(d)            Exhibits.  The exhibit listed in the following Exhibit Index is filed as part of this current report.

Exhibit No.	Description
2.1
Securities Purchase Agreement, dated as of April 11, 2011, among KIT digital, Inc., ioko365 Limited, the stockholders of ioko365 Limited listed in a signature page thereto and Allan Dunn, as stockholder representative.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIT DIGITAL, INC.

Date: May 9, 2011	By:	/s/ Kaleil Isaza Tuzman
Kaleil Isaza Tuzman
Chairman and Chief Executive Officer